EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the ordinary shares, par value $0.0001 per share, of Genius Sports Limited (this “Agreement”), is being filed, and all amendments thereto will be filed, by Maven TopHoldings SARL as designated filer on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2022

Maven TopHoldings SARL

/s/ Dieudonné Sebahunde
Name:	Dieudonné Sebahunde
Title:	Class A Manager

/s/ Laurent Thailly
Name:	Laurent Thailly
Title:	Class B Manager

Apax IX GP Co. Limited

/s/ Jeremy Latham
Name:	Jeremy Latham
Title:	Director